                                                                   Exhibit 10.1

OMNIBUS AGREEMENT entered into as of the 1st day of January, 2000

BY AND AMONG:               ORBITAL SCIENCES CORPORATION, a corporation
                            governed by the laws of Delaware ("ORBITAL");

AND: ORBITAL COMMUNICATIONS CORPORATION, a corporation governed by the laws of Delaware ("OCC") owned 98.65% by Orbital;

AND: TELEGLOBE INC., a corporation governed by the laws of Canada ("TELEGLOBE");

AND: TELEGLOBE MOBILE PARTNERS, a Delaware general partnership ("TELEGLOBE MOBILE") indirectly owned 100% by Teleglobe;

AND: ORBCOMM GLOBAL, L.P., a Delaware limited partnership ("ORBCOMM") owned by OCC and Teleglobe Mobile;

                            (OCC and Teleglobe Mobile are collectively referred to herein as the "PARTNERS", and Orbital, Teleglobe, the Partners, and ORBCOMM are collectively referred to herein as the "PARTIES")


ORBCOMM

WHEREAS ORBCOMM was organized by the filing on June 30, 1993 of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware;

WHEREAS the Partners, Orbital, and Teleglobe have executed a Restated Master Agreement dated as of September 12, 1995, as amended as of February 5, 1997 (the "MASTER AGREEMENT");

WHEREAS the Partners have executed, both as general and limited partners, a Restated Agreement of Limited Partnership of ORBCOMM Global, L.P. dated as of September 12, 1995, as amended as of December 2, 1996 (the "PARTNERSHIP AGREEMENT");

MARKETING PARTNERSHIPS

WHEREAS each of ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM INTERNATIONAL") was organized by the filing on June 30, 1993 of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware;

WHEREAS ORBCOMM and OCC have executed, both as general and limited partners, a Restated Agreement of Limited Partnership of ORBCOMM USA, L.P. dated as of September 12, 1995 (the "USA PARTNERSHIP AGREEMENT"), and ORBCOMM and Teleglobe Mobile have executed, both as general and limited partners, a Restated Agreement of Limited Partnership of ORBCOMM International Partners, L.P. dated as of September 12, 1995 (the "INTERNATIONAL PARTNERSHIP AGREEMENT");

WHEREAS OCC and ORBCOMM USA have executed a Restated System Charge Agreement dated as of September 12, 1995 (the "USA SYSTEM CHARGE AGREEMENT"), and Teleglobe Mobile, ORBCOMM and ORBCOMM International have executed a Restated International System Charge Agreement dated as of September 12, 1995 (the "INTERNATIONAL SYSTEM CHARGE AGREEMENT") (the USA System Charge Agreement and the International System Charge Agreement are collectively referred to herein as the "SYSTEM CHARGE Agreements");

OTHER ENTITIES

WHEREAS Orbital was engaged in, and holds title to assets relating to, the business of, among other things, developing, designing, manufacturing, marketing and selling to commercial customers automated tracking and cargo status data systems of unpowered mobile assets such as truck trailers, railcars and containers (the "GEMTRAK BUSINESS");

WHEREAS Teleglobe owns 3,600 Class A voting shares in the share capital of ORBCOMM Canada Inc., a Canadian corporation ("ORBCOMM CANADA") representing ninety-two point five percent (92.5%) of the issued and outstanding voting shares in the share capital of ORBCOMM Canada;

OTHER AGREEMENTS AND LICENSES

WHEREAS ORBCOMM and Orbital have executed an ORBCOMM System Procurement Agreement dated as of September 12, 1995, as amended (the "1995 PROCUREMENT AGREEMENT") and an ORBCOMM Procurement Agreement dated as of February 1, 1999, as amended (the "1999 PROCUREMENT AGREEMENT") (the 1995 Procurement Agreement and the 1999 Procurement Agreement are collectively referred to herein as the "PROCUREMENT AGREEMENTS");

WHEREAS the Federal Communications Commission (the "FCC") granted various licenses to OCC for the construction, launch and operation of a total of 48 low-earth orbit satellites to provide two-way data and messaging communications and position determination services, and for the operation of four gateway Earth stations and the deployment of up to 200,000 subscriber units in the continental United States (the "FCC LICENSES");

WHEREAS ORBCOMM and Orbital have executed an Amended and Restated Administrative Services Agreement dated as of January 1, 1997 (the "ADMINISTRATIVE SERVICES AGREEMENT");

PURPOSE

WHEREAS, the Parties wish to amend certain agreements with respect to ORBCOMM and conclude certain other transactions described herein;

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE RESPECTIVE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement unless specifically defined otherwise or the context otherwise requires, the following terms shall have the following meanings, and the terms defined elsewhere herein shall have the meanings there defined:

       (a) "AGREEMENT" means this Omnibus Agreement and all amendments and supplements hereto and the terms "herein", "hereof", "hereto", "hereunder", and like terms refer to this Agreement.

       (b) "BETTER OFFER" has the meaning ascribed thereto in Article 5.1 hereof.

       (c) "BUSINESS COMBINATION" has the meaning ascribed thereto in Article 5.1(ii) hereof.

       (d) "BUSINESS DAY" means any day excluding Saturday, Sunday and any other day which in Washington, D.C. or Montreal, Quebec is a legal holiday or a day on which financial institutions are authorized by law or by local proclamation to close.

       (e)    "CHANGE OF CONTROL" has the meaning ascribed thereto in Article
              5.1 hereof.

       (f)    "CLOSING" means completion of the transactions described in
              Article 9 hereof, to take place at the offices of ORBCOMM.

       (g) "CLOSING DATE" means the date the Partners may agree upon as the time at which the Closing shall take place, which shall be a date no later than February 25, 2000.

       (h) "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       (i)    "CONTINUING DIRECTORS" has the meaning ascribed thereto in Article
              5.1 hereof.

       (j) "CONVERSION NOTICE OF EXERCISE" has the meaning ascribed thereto in Article 3.7 hereof.

       (k)    "CONVERSION OPTION" has the meaning ascribed thereto in Article
              3.7 hereof.

       (l) "DEFINITIVE AGREEMENTS" means this Agreement, the Partnership Agreement, the Master Agreement, the Procurement Agreements, the ORBCOMM System Construction Agreement dated as of June 30, 1993 between OCC and ORBCOMM, the Proprietary Information and Non-Competition Agreement dated as of June 30, 1993 among the Parties, ORBCOMM USA, L.P. and ORBCOMM International Partners, L.P., and other agreements entered into pursuant to the terms of this Agreement, as such agreements may have been amended or restated or may be amended or restated in the future.

       (m) "DELAYED INVOICE" has the meaning ascribed thereto in Article 3.6 hereof.

       (n)    "DELAYED NON-INVOICED AMOUNTS" has the meaning ascribed thereto in
              Article 3.6 hereof.

       (o) "EXISTING NON-INVOICED AMOUNTS" has the meaning ascribed thereto in Article 3.1 hereof.

       (p)    "FIRST EXISTING INVOICE" has the meaning ascribed thereto in
              Article 3.2.1 hereof.

       (q)    "GEMTRAK FINANCIAL STATEMENT" has the meaning ascribed thereto in
              Article 10.1.8 hereof.

       (r)    "GEMTRAK PURCHASE PRICE" has the meaning ascribed thereto in
              Article 6.2 hereof.

       (s)    "INDEMNIFIED PARTIES" has the meaning ascribed thereto in Article
              11.2 hereof.

       (t)    "INDEMNIFYING PARTY" has the meaning ascribed thereto in Article
              11.2 hereof.

       (u) "INDENTURE" means the Amended and Restated Indenture dated as of February 9, 1999 executed among ORBCOMM, ORBCOMM Global Capital Corp., OCC, Teleglobe Mobile, ORBCOMM USA, ORBCOMM International and Marine Midland Bank.

       (v)    "MERGER" has the meaning ascribed thereto in Article 8.2 hereof.

       (w) "ORBCOMM CANADA FINANCIAL STATEMENTS" has the meaning ascribed thereto in Article 10.2.7 hereof.

       (x) "ORBCOMM CANADA PURCHASE PRICE" has the meaning ascribed thereto in Article 7.2 hereof.

       (y) "PARTICIPATION PERCENTAGE" shall have the meaning ascribed thereto in the Partnership Agreement, the USA Partnership Agreement or the International Partnership Agreement, as applicable.

       (z) "PARTNERSHIP INTERESTS" shall have the meaning ascribed thereto in the Partnership Agreement, the USA Partnership Agreement or the International Partnership Agreement, as applicable.

       (aa)   "PENDING INVOICE" has the meaning ascribed thereto in Article
              3.5.1 hereof.

       (bb)   "PENDING NON-INVOICED AMOUNTS" has the meaning ascribed thereto in
              Article 3.4 hereof.

       (cc) "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, association, government or department or agency of a government or other entity.

       (dd)   "PLAN A INCENTIVE FEES" has the meaning ascribed thereto in
              Article 3.4 hereof.

       (ee)   "SECOND EXISTING INVOICE" has the meaning ascribed thereto in
              Article 3.3.1 hereof.

       (ff)   "STEEPLECHASE LEASE" has the meaning ascribed thereto in Article
              8.5 hereof.

       (gg)   "TELECOM BETTER OFFER" has the meaning ascribed thereto in Article
              5.2 hereof.

       (hh) "TELEGLOBE PROMISSORY NOTES" means, collectively, the following promissory notes:

              (i) an amended and restated unsecured promissory note dated December 31, 1998 pursuant to which Orbital promised to pay in a single payment and in full to the order of Teleglobe Investment Corporation or assigns on December 31, 1999 the principal amount of $18,612,227 together with (A) interest in the amount of $2,103,087, and (B) interest accrued on the unpaid principal amount from

                     December 31, 1998 until such principal amount is paid in full at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 9%; which principal amount and interest equal $22,390,414.43 as of December 31, 1999;

              (ii) an amended and restated unsecured promissory note dated December 31, 1998 pursuant to which Orbital promised to pay in a single payment and in full to the order of Teleglobe Holding Corporation or assigns on December 31, 1999 the principal amount of $3,298,844 together with (A) interest in the amount of $372,752, and (B) interest accrued on the unpaid principal amount from December 31, 1998 until such principal amount is paid in full at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 9%; which principal amount and interest equal $3,968,491.96 as of December 31, 1999; and

              (iii) an amended and restated unsecured promissory note dated August 17, 1999 pursuant to which Orbital promised to pay in a single payment and in full to the order of Teleglobe Investment Corp. or assigns on December 31, 1999 the principal amount of $6,506,401 together with interest accrued on the unpaid principal amount from August 17, 1999 until such principal amount is paid in full at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 9%; which principal amount and interest equal $6,722,738.83 as of December 31, 1999.

1.2 EXTENDED MEANINGS. Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.

1.3 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this Agreement into articles and sections and insertion of headings is for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4 APPLICABLE LAW. This Agreement shall be deemed to have been made in and shall be interpreted in accordance with and be governed by the laws of the State of Delaware.

1.5 FUNDS. All dollar amounts referred to in this Agreement are in lawful currency of the United States of America.

1.6 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid, illegal or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid, illegal or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid, illegal or unenforceable. To the extent permitted by applicable law, each Party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

1.7 NON-BUSINESS DAY. In the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

1.8    PREAMBLE. The preamble forms an integral part of this Agreement.


                                    ARTICLE 2

                     AMENDMENTS TO THE PARTNERSHIP AGREEMENT

       The Parties agree that the Partnership Agreement shall be amended and restated effective as of the date hereof, to reflect the following:

2.1 OCC AS LIMITED PARTNER. From the date hereof, OCC shall no longer be a General Partner (as defined in the Partnership Agreement) and shall become solely a Limited Partner (as defined in the Partnership Agreement). Accordingly, any and all references in the Partnership Agreement to "the General Partners", "any General Partners", "any General Partner", "each of the General Partners" or "each General Partner" shall be deleted and replaced by "the General Partner".

2.2 PARTNERSHIP AGREEMENT. The first four paragraphs of the Partnership Agreement are hereby deleted in their entirety and replaced by the following:

              "THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") of ORBCOMM GLOBAL, L.P. (the "Partnership") is made and entered into as of January 1, 2000 by and between TELEGLOBE MOBILE PARTNERS, a Delaware general partnership ("Teleglobe Mobile"), as general partner (the "General Partner"), and ORBITAL COMMUNICATIONS CORPORATION, a Delaware corporation ("OCC"), and Teleglobe Mobile as limited partners (the "Limited Partners"). The General Partner and the Limited Partners are collectively referred to herein as the "Partners". This Agreement amends and restates the Restated Agreement of Limited Partnership of ORBCOMM Global, L.P. dated September 15, 1995, as amended by Amendment No. 1 to Restated Agreement of Limited Partnership of ORBCOMM Global, L.P. dated as of December 2, 1996 (the "1995 Agreement") and by the Omnibus Agreement dated as of January 1, 2000 entered into among the Partners, Orbital

              Sciences Corporation, a Delaware corporation ("Orbital"), and Teleglobe Inc., a Canadian corporation ("Teleglobe"), and the Partnership (the "Omnibus Agreement").

              WHEREAS, the Partnership was organized, in accordance with the provisions of the Delaware Act (as hereinafter defined), by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware (the "Certificate") pursuant to
              Section 17-201 of the Delaware Act;

              WHEREAS, upon the filing of the Certificate, the Partners entered into an Agreement of Limited Partnership dated as of June 30, 1993 (the "Original Agreement") and the Partnership entered into agreements with OCC, Orbital and Teleglobe for the development, construction, operation and marketing of the ORBCOMM System (as hereinafter defined); and

              WHEREAS, pursuant to the terms of the Omnibus Agreement, the Partners revised the terms of the 1995 Agreement setting forth their agreements with respect to the conduct of the business of the Partnership and each of their rights and obligations as Partners."

2.3 OCC. All references to "ORBCOMM" in the Partnership Agreement (unless followed immediately by "Global" "USA", "International" or "System") are hereby deleted and replaced by "OCC".

2.4 SECTION 1.4. The first sentence of Section 1.4 of the Partnership Agreement is hereby deleted and replaced by the following:

              "The location of the principal office of the Partnership shall be 2455 Horse Pen Road, Herndon, Virginia 20171 or at such other location as may be selected from time to time by the General Partner, subject to Article 8.5 of the Omnibus Agreement."

2.5 SECTION 2.3A. A new Section 2.3A is hereby added to the Partnership Agreement and shall read as follows:

              "2.3A. Business Day. "Business Day" means any day excluding Saturday, Sunday and any other day which in Washington, D.C. or Montreal, Quebec is a legal holiday or a day on which financial institutions are authorized by law or by local proclamation to close."

2.6 SECTION 2.5. Section 2.5 of the Partnership Agreement is hereby deleted in its entirety.

2.7 SECTION 2.8. Section 2.8 of the Partnership Agreement is hereby deleted in its entirety.

2.8 SECTION 2.9. Section 2.9 of the Partnership Agreement is hereby deleted in its entirety.

2.9 SECTION 2.9A. A new Section 2.9A is hereby added to the Partnership Agreement and shall read as follows:

              "2.9A. Definitive Agreements. "Definitive Agreements" means this Agreement, the Omnibus Agreement, the Master Agreement, the ORBCOMM System Procurement Agreement dated as of September 12, 1995 entered into between the Partnership and Orbital, the ORBCOMM Procurement Agreement dated as of February 1, 1999 entered into between the Partnership and Orbital, the ORBCOMM System Construction Agreement, the Proprietary Information and Non-Competition Agreement, and other agreements entered into pursuant to the terms of the Omnibus Agreement, as such agreements may have been amended or restated or may be amended or restated in the future."

2.10 SECTION 2.15. Section 2.15 of the Partnership Agreement is hereby deleted in its entirety.

2.11 SECTION 2.17. Section 2.17 of the Partnership Agreement is hereby deleted in its entirety.

2.12 SECTION 2.20. Section 2.20 of the Partnership Agreement is hereby deleted in its entirety.

2.13 SECTION 2.20A. A new Section 2.20A is hereby added to the Partnership Agreement and shall read as follows:

              "2.20A. Omnibus Agreement. "Omnibus Agreement" shall have the meaning ascribed to such term in the recitals hereto."

2.14 SECTION 2.28. Section 2.28 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "2.28. Restatement Date. "Restatement Date" means January 1,
              2000."

2.15 SECTION 2.30. Section 2.30 of the Partnership Agreement is hereby deleted in its entirety.

2.16 SECTION 2.35. Section 2.35 of the Partnership Agreement is hereby deleted in its entirety.

2.17 SECTION 3.1. Section 3.1 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "3.1. Partnership Interests. The Partnership Interests shall be expressed in terms of the Partners' Participation Percentages. Teleglobe Mobile's Participation Percentage shall be sixty-four point twenty-six percent (64.26%) and OCC's Participation Percentage shall be thirty-five point seventy-four percent (35.74%) as of the Restatement Date after giving effect to the contribution described in Subsection 3.2.2 of the Omnibus Agreement, subject to adjustments thereafter pursuant to Section
              3.7 hereof (such further adjustments to include, without limitation, the adjustment resulting from the contribution described in Subsection 3.5.2 of the Omnibus Agreement). The Partners shall be entitled to receive the distributions set forth in Sections 4 and 10."

2.18 SECTION 3.2. Section 3.2 of the Partnership Agreement is hereby deleted in its entirety.

2.19 SECTION 3.3. Section 3.3 of the Partnership Agreement is hereby deleted in its entirety.

2.20 SECTION 3.5. Section 3.5 of the Partnership Agreement is hereby deleted in its entirety.

2.21 SECTION 3.6. Section 3.6 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "3.6. Loans. (a) Optional Loans. The General Partner shall have the right to make a loan of cash to the Partnership at any time on such terms as the General Partner may determine; provided, however, that in no event shall any such optional loan be secured by Partnership assets, bear interest or original issue discount or be with recourse to any Partner.

              (b) Stock Option Plan Loans. To the extent (i) the Partnership has agreed to reimburse OCC for the costs paid by OCC pursuant to
              Section 6.06 of the Orbital Communications Corporation 1992 Stock Option Plan (including the payment by OCC of withholding taxes with respect to the exercise of stock options) in purchasing stock acquired by employees or former employees of the Partnership (the "Stock Option Plan Costs"), and (ii) the Partnership is permitted to reimburse OCC for the Stock Option Plan Costs under the terms of the Indenture, the Partnership shall pay to OCC the Stock Option Plan Costs including, without limitation, amounts owed under notes payable by OCC to former employees of the Partnership."

2.22 SECTION 3.7. Section 3.7 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "3.7. Additional Capital Contributions. If the Partnership shall require a capital contribution, the Partnership shall so notify the Partners and each Partner shall have the opportunity, but not the obligation, to contribute in cash or immediately available funds an amount equal to such capital contribution multiplied by such Partner's Participation Percentage. If either Partner declines to make a contribution within five (5) Business Days of the date upon which the Partnership notified the Partners of such requirement (it being understood that if a Partner has not contributed its share at the expiration of such five (5) Business Day-period, it will be deemed to have declined to contribute), then:

              (a) The other Partner shall be entitled to contribute the amount so declined to be contributed (in addition to any amount such Partner is entitled to contribute pursuant to the preceding sentence) within five (5) Business Days of the date upon which the other Partner declined or was deemed to have declined to contribute its share, and

              (b) Based on contributions so made, the Partners' Participation Percentages shall be adjusted immediately following the expiration of the five (5) Business Day-period referred to in subsection (a) above as follows:

                     (i) Teleglobe Mobile's Participation Percentage shall be adjusted so as to equal the percentage equal to the result of the following formula, rounded to the second decimal point:

                                          299.354M + (TMAC X 1.75)
                              ----------------------------------------------
                          $465.841M + [1.75 X (TMAC + OAC)] + (OCONV X $33.082M)

                            Where:

                            M =    million

                            TMAC = the dollar amount expressed in millions
                                   rounded to the third decimal point of all contributions made by Teleglobe Mobile from January 1, 2000 to the date of determination of the Partners' Participation Percentages as provided in this Section 3.7(b), excluding the contribution referred to in Subsection
                                   3.2.2 of the Omnibus Agreement.

                            OAC = the dollar amount expressed in millions rounded to the third decimal point of all contributions made by OCC from January 1, 2000 to the date of determination of the Partners' Participation Percentages as provided in this Section 3.7(b), excluding the contribution resulting from the conversion referred to in Subsection 3.3.3 of the Omnibus Agreement.

                            OCONV = zero (0) until the conversion referred to in
                                   Subsection 3.3.3 of the Omnibus Agreement is effected and one (1) thereafter or, if such conversion is not effected as provided in such Subsection 3.3.3, then zero (0) thereafter.

                     (ii) OCC's Participation Percentage shall be adjusted so as to equal one hundred per cent (100%) minus Teleglobe Mobile's Participation Percentage (so adjusted)."

2.23 SECTION 4.1. Section 4.1 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "4.1. Distributions. Subject to Sections 4.2, 4.3 and 10.3, the amount and timing of distributions by the Partnership, either in cash or property, shall be determined in the discretion of the General Partner, provided, however, subject to Sections 4.4 and 10.3, that all distributions (including, without limitation, those made pursuant to Section 4.2) shall be made to the Partners pro rata in accordance with their respective Participation Percentages as of the date of distribution and that if the General Partner determines to effect a distribution both in cash and property, equal proportions of such cash and property shall be distributed to the Partners pro rata in accordance with their respective Participation Percentages as of the date of distribution. The Partners confirm that no distributions under this Section 4.1 occurred prior to January 1, 2000."

2.24 SECTION 4.3. Section 4.3 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "4.3. Nature of Distributions. The General Partner may determine to make a distribution in kind or property to the Partners, but such property shall be distributed in such a fashion as to ensure that the fair value thereof is distributed and allocated in accordance with Sections 4, 5 and 10 hereof. For purposes of (a) determining amounts to be distributed to Partners under Section 4.1, (b) determining Net Income and Net Loss under Section 5, (c) making adjustments to Capital Accounts under Section 5, and (d) allocations under Section 5, any property to be distributed in kind shall have the fair value assigned to such property by the General Partner, subject to the approval of OCC which shall not be unreasonably withheld or delayed, provided, however, that such approval shall not be required (a) if at the time such fair value is determined OCC's Participation Percentage is below 31.67%; or
              (b) if such fair value is determined by a major investment banking firm selected by the Partnership which shall not have rendered financial advisory services to the Partnership, Teleglobe or Orbital during the preceding year."

2.25 SECTION 5.1(d). Subsection (d) of Section 5.1 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "(d) Adjustments to Carrying Values and Capital Accounts. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), in connection with either (i) the contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner in consideration for an interest in the Partnership or (ii) a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties may be, as determined by the General Partner, adjusted (consistent with the provisions hereof) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property at such time and had been allocated to the Partners pursuant to Section 5.2. For purposes of determining such Unrealized Gain or Unrealized Loss, the fair value of Partnership assets shall be determined by the General Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate, subject to the approval of OCC which shall not be unreasonably withheld or delayed, provided, however, that such approval shall not be required (i) once OCC's Participation Percentage falls below 15%; or (ii) if such fair value is determined by a major investment banking firm selected by the Partnership which shall not have rendered financial advisory services to the Partnership, Teleglobe or Orbital during the preceding year.

              Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement, the proportion that the dollar amount of the Capital Account of a Partner bears to the dollar amount of the Capital Account of the other Partner shall at all times be equivalent to the proportion that the Participation Percentage of such Partner bears to the Participation Percentage of such other Partner. Accordingly, at any time a discrepancy arises between the respective Participation Percentages of the Partners, the General Partner will immediately adjust upwards and/or downwards the respective Capital Accounts of the Partners as may be required to reflect the provisions of the preceding sentence."

2.26 SECTION 5.1(f). Subsection (f) of Section 5.1 of the Partnership Agreement is hereby deleted in its entirety.

2.27 SECTION 6.1. The first paragraph of Section 6.1 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "Authority of the General Partner. Except to the extent required by law or specific provisions of this Agreement, the management of the Partnership and all Partnership affairs shall be the exclusive responsibility of the General Partner. Without limiting the generality of the foregoing, subject to Sections 6.2, 6.2A, 6.2B and 6.3 hereof, the General Partner is authorized on behalf of the Partnership, without the consent of any other Partner, to:"

2.28 SECTION 6.1. The last paragraph of Section 6.1 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "By executing this Agreement, each Partner shall be deemed to have consented to any exercise by the General Partner of any of the foregoing powers."

2.29 SECTION 6.2. Section 6.2 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "6.2. OCC Approval. The approval of OCC shall be required to:

              (a) enter into any transaction (excluding the Definitive Agreements) with an Affiliate of the General Partner;

              (b) make on behalf of the Partnership an assignment for the benefit of creditors, decide on behalf of the Partnership to subject the Partnership to any proceedings under any bankruptcy or insolvency law, decide to avail the Partnership of the benefit of any other legislation for the benefit of debtors, or take steps to wind up or terminate the Partnership existence; and

              (c)    amend this Section 6.2.

              This Section 6.2 shall no longer apply and it shall be deemed deleted once OCC's Participation Percentage falls below 15%."

       Notwithstanding anything to the contrary, this Article 2.29 will not apply to any transaction effected pursuant to this Agreement including, without limitation, the transactions referred to in Articles 5.2 and 7 hereof.

2.30   SECTION 6.2A. A new Section 6.2A is hereby added immediately following
       Section 6.2 of the Partnership Agreement:

              "6.2A. OCC Approval. The approval of OCC shall be required to amend, in a manner detrimental to OCC, the provisions of Sections 3, 4, 5, 6.2A and 10 of this Agreement, it being understood that any amendment to any such Sections upon the admission of another Limited Partner that is not an Affiliate of the General Partner shall not be deemed to be detrimental to OCC if all Limited Partners are treated substantially equally in connection with such amendment."

2.31   SECTION 6.2B. A new Section 6.2B is hereby added immediately following
       Section 6.2A of the Partnership Agreement:

              "6.2B. OCC Approval. Subject to the terms hereof, the approval of OCC shall be required to:

              (a) transfer all or substantially all the assets of the Partnership or contract to do so;

              (b) merge or consolidate the Partnership with any other Person; provided, however, that this subsection (b) shall not be applicable in the event such merger or consolidation is deemed fair from a financial point of view to the Partnership in the written opinion of a major investment banking firm selected by the Partnership which shall not have rendered financial advisory services to the Partnership, Teleglobe or Orbital during the preceding year;

              (c) permit the entry by the Partnership into any additional lines of business other than those described in Section 1.3, as contemplated in the Omnibus Agreement or directly related thereto;

              (d) select or remove the independent certified public accountant for the Partnership pursuant to Section 8.4 or adopt, or modify in any material respect, any significant accounting policy or tax policy;

              (e)    determine the value of the Partnership for purposes of
                     Article X of the Master Agreement; and

              (f) amend any provision of this Agreement; provided, however, that notwithstanding any other provision of this Agreement, no Partner shall delay, frustrate or otherwise interfere with in any way the raising of debt or equity financing by the Partnership from any Person not currently admitted to the Partnership which financing has been initiated or approved by the General Partner (it being understood that the simultaneous raising of debt or equity financing by OCC or Teleglobe Mobile shall be deemed for the purposes hereof to interfere with the raising of debt or equity financing by the Partnership); provided that in the case of any such equity financing, the consideration expected to be received by the Partnership from such financing shall be fair to the Partnership as determined by the General Partner; and provided further that in the case of any such equity financing (executed in one transaction or a series of transactions) which is intended to result in the admission to the Partnership of a Person or Persons who following such financing would hold a Participation Percentage or Participation Percentages equal to or greater than twenty-five percent (25%), the consideration expected to be received by the Partnership from such financing shall be fair to the Partnership, in the written opinion of a major investment banking firm selected by the Partnership which shall not have rendered financial advisory services to the Partnership, Teleglobe or Orbital during the preceding year.

              This Section 6.2B shall no longer apply and it shall be deemed deleted once OCC's Participation Percentage falls below 31.67%; provided, however, that should OCC's Participation Percentage return to 31.67% or higher after having fallen below 31.67% solely as a result of the conversion referred to in Subsection 3.3.3 of the Omnibus Agreement, then this Section 6.2B will apply again until OCC's Participation Percentage thereafter falls below 31.67%, at which time this Section 6.2B shall no longer apply and it shall be deemed deleted."

2.32 SECTION 6.3. Section 6.3 of the Partnership Agreement is hereby deleted in its entirety.

2.33 SECTION 6.4. Section 6.4 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "6.4. Meetings. Meetings of the Partners may be called by the General Partner and shall be held at the principal offices of the Partnership or at such other location as shall be reasonably determined by the General Partner. Except as otherwise specified in Section 8.5 hereof, the General Partner shall have no obligation to call a meeting of the Partners at any time. Notwithstanding any provision of applicable law, not less than forty-eight (48) hours prior written notice of the time, place and purpose of each meeting of the Partners shall be provided to each Partner, provided that any Partner may waive compliance with such notice requirement. Any meeting may be adjourned from time to time by the General Partner, and the meeting may be held as adjourned without further notice. Any one or more Partners may participate in any meeting by means of conference telephone, video or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by Partners in a meeting held by means of a conference telephone, video or similar communications equipment shall constitute presence in person at a meeting. Any action required or permitted to be taken with the approval of one or more Partners may be taken without a meeting upon the written consent of such Partners, which written consent shall be filed with the records of the meetings of the Partners."

2.34 SECTION 6.5. Section 6.5 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "6.5. Representation at Meetings; Reimbursement. The General Partner shall be represented at meetings of the Partners by up to three authorized officers or other authorized agents, it being the expectation of the General Partner that it will select three representatives who will use reasonable efforts to attend each meeting of the Partners. At each meeting of the Partners, one representative of the General Partner shall be entitled to vote such Partner's Participation Percentage. The General Partner shall be entitled to reimbursement of the reasonable out-of-pocket expenses incurred by it or its representatives in attending meetings of the Partners. No amount so paid to any such member shall be deemed to be a distribution of Partnership assets for purposes of this Agreement or the Delaware Act. Except for the reimbursement of expenses as provided in this Section 6.5, the General Partner or representatives thereof shall not receive any compensation for its, his or her services as such.

              In addition, so long as OCC's Participation Percentage is not less than fifteen percent (15%), then at each meeting of the Partners, two representatives of OCC as well as the Chief Executive Officer of ORBCOMM shall be entitled to be present as observers and OCC shall be entitled to reimbursement of expenses to the extent set forth for the General Partner herein with respect to its two representatives, except for travel expenses."

2.35 SECTION 6.8. Section 6.8 of the Partnership Agreement is hereby deleted in its entirety.

2.36 SECTION 6.9. Section 6.9 of the Partnership Agreement is hereby deleted in its entirety.

2.37 SECTION 8.3. The phrase "using ORBCOMM financial formats, which formats shall be previously approved by Teleglobe Mobile" found in Subsection (b) of Section 8.3 of the Partnership Agreement is hereby deleted in its entirety and replaced by the phrase "using Teleglobe Mobile financial formats, which formats shall be approved by OCC, such approval not to be unreasonably withheld or delayed."

2.38 SECTION 8.3. The last sentence of Subsection (b) of Section 8.3 of the Partnership Agreement is hereby deleted in its entirety.

2.39 SECTION 8.3. The first sentence of Subsection (c) of Section 8.3 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "Teleglobe Mobile shall be the Tax Matters Partner of the Partnership."

       Orbital and OCC agree to provide all necessary assistance to Teleglobe Mobile and ORBCOMM to provide for an orderly transition of the status of the Tax Matter Partner (as defined in the Partnership Agreement) from OCC to Teleglobe Mobile, including, without limitation, the preparation of tax filings for the year ended December 31, 1999, the transfer of all previously filed tax filings and back-up documentation as well as access to the necessary Orbital personnel. Orbital shall be reimbursed promptly upon invoice for reasonable costs and expenses associated with such assistance.

2.40 SECTION 8.4. The words "KPMG Peat Marwick" found in Section 8.4 of the Partnership Agreement are hereby deleted in their entirety and replaced by "Arthur Andersen".

2.41 SECTION 8.5. Section 8.5 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "8.5. Review Policies. So long as OCC's Participation Percentage is not less than fifteen percent (15%), the financial performance and business of the Partnership shall be reviewed at least quarterly by the General Partner at a meeting of the Partners."

2.42 SECTION 10.3. Section 10.3 of the Partnership Agreement is hereby deleted in its entirety and replaced by the following:

              "Upon the dissolution of the Partnership, the General Partner, or, in the case of an Event of Withdrawal of the last remaining General Partner, one of the Limited Partners elected by a majority vote of the Limited Partners, shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following order of priority: (a) to the payment of the debts and liabilities of the Partnership and expenses of liquidation; (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership; and (c) the balance to the Partners pro rata in accordance to their respective Participation Percentages."

2.43 SECTION 11.1. The words "Executive Vice President, Corporate Development and Corporate Secretary" referred to in Section 11.1 of the Partnership Agreement are hereby deleted and replaced by "Vice President, Chief Legal Officer and Corporate Secretary."

2.44 FAIR MARKET VALUE. Any and all references to "fair market value" and "fair market values" in the Partnership Agreement are hereby deleted and replaced by "fair value" and "fair values", respectively.

2.45 AMENDED AND RESTATED PARTNERSHIP AGREEMENT. The Parties agree to execute concurrently with the execution of this Agreement the Amended and Restated Partnership Agreement attached hereto as Schedule A which gives effect to the amendments provided herein.

                                    ARTICLE 3

                             PROCUREMENT AGREEMENTS

3.1 EXISTING NON-INVOICED AMOUNTS. After giving effect to subparagraph (vii) of Section 3.1(a) of the 1995 Procurement Agreement, as provided in
       Article 3.9.1 hereof, the Parties confirm that Orbital's invoiceable but non-invoiced amounts to ORBCOMM under the Procurement Agreements as of July 1999 are equal to $66,163,290.44 (the "EXISTING NON-INVOICED AMOUNTS").

3.2 INVOICING OF EXISTING NON-INVOICED AMOUNTS; TELEGLOBE MOBILE CONTRIBUTION. Concurrently with the execution of this Agreement:

       3.2.1 Orbital will send ORBCOMM an invoice in the amount of $33,081,645.22, representing half of the amount of the Existing Non-Invoiced Amounts (the "FIRST EXISTING INVOICE");

       3.2.2 Teleglobe Mobile will contribute to ORBCOMM an amount equal to the First Existing Invoice by way of wire transfer in exchange for Partnership Interests of ORBCOMM;

       3.2.3 upon receipt of the contribution specified in Subsection 3.2.2, ORBCOMM will pay the First Existing Invoice to Orbital by way of wire transfer;

       3.2.4 upon receipt of the payment specified in Subsection 3.2.3, Orbital will pay all amounts due under the Teleglobe Promissory Notes by way of wire transfer as per the terms of the instructions attached hereto as Schedule B; and

       3.2.5 the Teleglobe Promissory Notes will be deemed to be paid in full and cancelled.

       Completion of the steps referred to in this Article 3.2 hereof will not result in an adjustment under Section 3.7 or 5.1(d) of the Partnership Agreement, the contribution referred to in Subsection 3.2.2 hereof being already reflected in Section 3.1 of the Partnership Agreement.

3.3 ADDITIONAL INVOICING OF EXISTING NON-INVOICED AMOUNTS. Subject to all necessary consents from lenders being granted to Orbital at the latest by March 31, 2000 (failing which the terms of Subsection 3.6.3 hereof will apply) and within three (3) Business Days of such consents being granted to Orbital:

       3.3.1 Orbital will send ORBCOMM a second invoice in the amount of $33,081,645.22, representing the other half of the amount of the Existing Non-Invoiced Amounts not invoiced under the First Existing Invoice (the "SECOND EXISTING INVOICE");

       3.3.2 Orbital will assign the Second Existing Invoice to OCC and an adjustment shall be made to intercompany accounts consistent with past practice;

       3.3.3 OCC will request ORBCOMM to convert the full amount of the Second Existing Invoice into a contribution to Partnership Interests of ORBCOMM;

       3.3.4 ORBCOMM will accept such request and the Second Existing Invoice will be deemed fully paid; and

       3.3.5 the respective Participation Percentages and Capital Accounts of the Partners will be immediately adjusted pursuant to the terms of Sections 3.7 and 5.1(d) of the Partnership Agreement.

       Orbital hereby undertakes to use all reasonable commercial efforts to obtain all of the necessary consents from lenders referred to above as soon as possible.

3.4 DETERMINATION OF PENDING NON-INVOICED AMOUNTS; FUTURE INVOICING. After giving effect to subparagraph (viii) of Section 3.1(a) of the 1995 Procurement Agreement as provided in Article 3.9.1 hereof, the Parties hereby agree, subject to the following, that the invoiceable but non-invoiced amounts owed by ORBCOMM under the Procurement Agreements up to December 31, 1999, excluding the Existing Non-Invoiced Amounts, are equal to $25,137,209 and are referred to herein as the "PENDING NON-INVOICED AMOUNTS". Subject to the following sentence, it is understood by the Parties that the Existing Non-Invoiced Amounts and the Pending Non-Invoiced Amounts together represent all amounts Orbital is entitled to invoice under the Procurement Agreements, the Administrative

       Services Agreement and open task orders for the period up to and including December 31, 1999. Notwithstanding the preceding sentences, the Parties agree that an amount of $1,152,779 plus the applicable interest has been included in the Pending Non-Invoiced Amounts as Plane A incentive fees payable pursuant to Article 4 of the 1995 Procurement Agreement (the "PLANE A INCENTIVE FEES") regardless of the fact that the Plane A Incentive Fees have not yet been agreed upon by the Parties. The Parties agree to negotiate the Plane A Incentive Fees, if any, in good faith at the latest by the Closing Date. At the Closing Date, an upward or downward adjustment to the Pending Non-Invoiced Amounts and to the amounts provided in Subsections 3.5.1, 3.6.1, 3.6.2 and 3.9.1 hereof will be effected to give effect to the final determination of the Plane A Incentive Fees. The difference between the amount currently provided for in Subsection 3.5.1 and the re-adjusted amount, if any, to be provided for in Subsection 3.5.1 will be reimbursed by Orbital to ORBCOMM or paid by ORBCOMM to Orbital, as the case may be, at the Closing and the Participation Percentages and Capital Accounts of the Partners will be adjusted accordingly.

3.5 INVOICING OF PENDING NON-INVOICED AMOUNTS; TELEGLOBE MOBILE CONTRIBUTION. Concurrently with the execution of this Agreement:

       3.5.1 Orbital will send ORBCOMM an invoice in the amount of $8,379,070 (i.e. 33 1/3% of the Pending Non-Invoiced Amounts) (the "PENDING INVOICE"). The balance of the Pending Non-Invoiced Amounts shall be paid in accordance with the provisions of Subsections 3.6.1 and
              3.6.2 hereof;

       3.5.2 upon receipt of the invoice specified in Subsection 3.5.1, Teleglobe Mobile will contribute to ORBCOMM an amount equal to the amount of the Pending Invoice by way of wire transfer in exchange for Partnership Interests in ORBCOMM;

       3.5.3 upon receipt of the contribution specified in Subsection 3.5.2, ORBCOMM will pay the Pending Invoice to Orbital by way of wire transfer; and

       3.5.4 the respective Participation Percentages and Capital Accounts of the Partners will be immediately adjusted pursuant to Sections 3.7 and 5.1(d) of the Partnership Agreement.

3.6 INVOICING OF OTHER AMOUNTS. Subject to the last paragraph of Article 8.4 hereof, but notwithstanding any provision of the Procurement Agreements, the Parties agree that:

       3.6.1 Orbital will invoice ORBCOMM under the Procurement Agreements an additional amount equal to $8,379,070 (i.e. 33 1/3% of the Pending Non-Invoiced Amounts) on March 31, 2001 (plus the applicable additional amounts payable pursuant to Article 3.11 hereof);

       3.6.2 Orbital will invoice ORBCOMM under the Procurement Agreements an additional amount equal to $8,379,069 (i.e. the balance of the Pending Non-

              Invoiced Amounts) on June 30, 2001 (plus the applicable additional amounts payable pursuant to Article 3.11 hereof); and

       3.6.3 in the event the transactions referred to in Article 3.3 hereof cannot be completed by March 31, 2000, Orbital will invoice ORBCOMM under the Procurement Agreements on March 31, 2001 an amount equal to $33,081,645.22, representing the amount referred to in Article 3.3.1 hereof, together with interest accrued thereon from March 31, 2000 through March 31, 2001 at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to nine percent (9%).

       The amounts referred to in subsections 3.6.1, 3.6.2 and 3.6.3 hereof are collectively referred to herein as the "DELAYED NON-INVOICED AMOUNTS" and any invoice with respect to such amounts is referred to herein as a "DELAYED INVOICE".

3.7 ORBITAL CONVERSION OPTION. In the event that any Delayed Non-Invoiced Amounts are not paid by ORBCOMM within five (5) Business Days of the date on which they are invoiced by Orbital pursuant to Article 3.6 hereof, then Orbital will have the option (the "CONVERSION OPTION") to convert the whole of the unpaid Delayed Non-Invoiced Amounts covered by the applicable Delayed Invoice into a contribution to Partnership Interests of ORBCOMM. The Conversion Option shall be exercised by Orbital by giving ORBCOMM and Teleglobe Mobile notice in writing (the "CONVERSION NOTICE OF EXERCISE") of its intention to exercise the Conversion Option with respect to any applicable Delayed Invoice within twenty (20) Business Days following the due date of such Delayed Invoice, failing which the Conversion Option with respect to such Delayed Invoice will be cancelled. Orbital shall not have the right to assign the Conversion Option. Completion of the exercise of the Conversion Option with respect to any applicable Delayed Invoice shall take place at the offices of ORBCOMM at 11:00 a.m. (local time) on the third (3rd) Business Day following receipt by both ORBCOMM and Teleglobe Mobile of the applicable Conversion Notice of Exercise and shall proceed as follows:

       3.7.1 Orbital will assign the applicable invoice to OCC and an adjustment shall be made to intercompany accounts consistent with past practice;

       3.7.2 OCC will request ORBCOMM to convert the full unpaid amount of such applicable invoice into a contribution to Partnership Interests of ORBCOMM;

       3.7.3 ORBCOMM will accept such request and such applicable invoice shall be deemed fully paid; and

       3.7.4 an adjustment to the Participation Percentages and the Capital Accounts of each of the Partners pursuant to Sections 3.7 and 5.1(d) of the Partnership Agreement or any other similar provision then in effect dealing with the treatment of additional contributions by Partners will be immediately effected.

       Notwithstanding any provision in Article 3.6 and 3.7 to the contrary, in the event that ORBCOMM fails to pay amounts due and payable to Orbital under the Procurement Agreements (other than amounts disputed in good faith by ORBCOMM in accordance with the terms of the Procurement Agreements), then the Delayed Non-Invoiced Amounts shall become, if such failure continues for five (5) Business Days following written notice thereof by Orbital to ORBCOMM and Teleglobe Mobile, due and payable and Orbital shall have the option to convert the entire Delayed Non-Invoiced Amounts (other than amounts disputed in good faith by ORBCOMM in accordance with the terms of the Procurement Agreements) into a contribution to Partnership Interests of ORBCOMM. If Orbital decides to exercise such option to convert, it shall provide written notice of exercise to ORBCOMM and Teleglobe Mobile within five (5) Business Days of the expiration of the five (5) Business Day-period referred to above and the option shall be exercisable by Orbital on the second (2nd) Business Day following the sending of such written notice and shall proceed as set forth in Articles 3.7.1 to 3.7.4 herein. For the purposes of this paragraph, the amendments to be effected pursuant to Article 3.11 will be effected as of the date the unpaid amounts are paid by ORBCOMM or, if the option to convert is exercised by Orbital, as of the date of conversion.

3.8 ACCESS AND INVESTIGATION. From the date of this Agreement, Orbital will afford Teleglobe, ORBCOMM and their representatives full and free access to Orbital's personnel, properties, contracts, books and records, and other documents and data as Teleglobe and ORBCOMM may reasonably request in order to validate Orbital's invoices under the Procurement Agreements.

3.9 AMENDMENTS TO 1995 PROCUREMENT AGREEMENT. The 1995 Procurement Agreement shall be amended as follows:

       3.9.1 ARTICLE 3.1(a). Article 3.1(a) of the 1995 Procurement Agreement shall be amended to add new subparagraphs (vii) and (viii) immediately following subparagraph (vi) that read as follows:

              "(vii)  Price Adjustment Changes From
                      October 1, 1999 to December 31, 1999
                      Outside the General Scope of the Agreement    $1,194,673

              "(viii) Price Adjustment Changes through
                      December 31, 1999 Outside
                      the General Scope of the Agreement            $555,467"

       3.9.2 ARTICLE 3.1(a). Article 3.1(a) of the 1995 Procurement Agreement shall be amended to delete the "TOTAL" price of $169,505,816 set forth therein and to replace it with the new "TOTAL" price of $171,255,956.

       3.9.3 ARTICLE 4.1(b)(i). Article 4.1(b)(i) of the 1995 Procurement Agreement shall be deleted in its entirety and replaced with the following:

              "(i) Orbital shall be entitled to invoice ORBCOMM Global on a monthly basis for a maximum of 90% of its costs incurred during such month, other than costs associated with Sections 3.1(a)(iv), 3.1(a)(v), 3.1(a)(vi), 3.1(a)(vii), 3.1(a)(viii), 3.1(c) and
              3.1(d), plus to the extent permitted by Section 4.1(f), such portion of the cost in excess of the maximum amount to be invoiced to ORBCOMM Global in accordance with such Section 4.1(f) and not previously invoiced and paid; provided, however, that Orbital shall not be entitled to invoice ORBCOMM Global under Section 4.1(a) and this Section 4.1(b)(i) in a cumulative total amount greater than $126,390,568."

       3.9.4 ARTICLE 4.4(ii). Article 4.4(ii) of the 1995 Procurement Agreement is hereby deleted in its entirety.

3.10 AMENDMENTS TO 1999 PROCUREMENT AGREEMENT. ORBCOMM and Orbital hereby agree to finalise by the Closing Date the manner by which the Exercised Optional Satellite Allocated Costs, the Exercised Optional Satellite Allocated Price, the Exercised Optional Satellite Difference Credit, the Propulsion Ring Actual Price, and the Propulsion Ring Difference Credit (as such terms are defined in the 1999 Procurement Agreement) are to be calculated under the 1999 Procurement Agreement, as well as the manner in which these amounts are to be paid, and to do so along the lines set forth in Schedule C hereto.

3.11 FURTHER AMENDMENTS TO PROCUREMENT AGREEMENTS. The Parties agree to execute an amendment to the 1995 Procurement Agreement and/or the 1999 Procurement Agreement effective as of March 31, 2000 or June 30, 2000, as applicable, in a form similar to Article 3.9 hereof or any other acceptable form, which will provide for a price adjustment under such Procurement Agreements equal to the interest accrued on the Delayed Non-Invoiced Amounts from January 1, 2000 until March 31, 2001 for the amount referred to in Article 3.6.1 hereof and until June 30, 2001 for the amounts referred to in Articles 3.6.2 and 3.6.3 hereof, at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 9%.

3.12 PROCUREMENT AGREEMENT RELATED ITEMS. Orbital will proceed, at the latest by the Closing Date, to transfer to ORBCOMM all source codes, documentation, and related tools required for ORBCOMM to maintain and upgrade as required and on its own the on-board satellite software.

3.13 1995 PROCUREMENT AGREEMENT. The last two sentences of Article 13.2 of the 1995 Procurement Agreement are hereby deleted in their entirety and replaced by the following:

              "To the extent that ORBCOMM Global designs modifications to the Background Information, it shall have the right to implement such modifications; provided, however, that if ORBCOMM Global decides to implement such modifications without the prior written consent of Orbital and the Satellites on which such modifications were implemented become non-Working Satellites thereafter, the unpaid portion of the On-orbit Performance Incentive Payment shall become payable thirty (30) days after the failure by ORBCOMM Global to reasonably demonstrate that such modifications have not caused such otherwise Working Satellites to become non-Working Satellites. ORBCOMM Global will have up to one hundred and eighty
              (180) days from the date the Working Satellites become non-Working Satellites to make the demonstration referred to in the preceding sentence."

3.14 1999 PROCUREMENT AGREEMENT. The last two sentences of Article 13.2 of the 1999 Procurement Agreement are hereby deleted in their entirety and replaced by the following:

              "To the extent that ORBCOMM Global designs modifications to the Background Information, it shall have the right to implement such modifications; provided, however, that if ORBCOMM Global decides to implement such modifications without the prior written consent of Orbital and the Satellites on which such modifications were implemented become non-functional Satellites thereafter, the unpaid portion of the Incentive Fee shall become payable thirty
              (30) days after the failure by ORBCOMM Global to reasonably demonstrate that such modifications have not caused such otherwise functional Satellites to become non-functional Satellites. ORBCOMM Global will have up to one hundred and eighty (180) days from the date the functional Satellites become non-functional Satellites to make the demonstration referred to in the preceding sentence."

3.15 INTERPRETATION. To the extent required, this Article 3 constitutes an amendment to the terms of the Procurement Agreements. If the terms of this Agreement contradict the terms of the Procurement Agreements, this Agreement shall prevail.

                                    ARTICLE 4

                                ACKNOWLEDGEMENTS

4.1 OWNERSHIP OF ORBCOMM. The Parties confirm that, as of the date hereof after giving effect to the amendments to the Partnership Agreement referred to in Article 2 hereof (including the contribution referred to in Subsection 3.2.2 hereof but excluding the contribution referred to in Subsection 3.5.2 hereof), the Partners' respective Partnership Percentages and Capital Accounts in ORBCOMM are summarized as follows:

       Teleglobe Mobile Participation Percentage:      64.26%
                                                       (as calculated in Schedule D hereof)
       OCC Participation Percentage:                   35.74%
                                                       (as calculated in Schedule D hereof)

4.2 CALCULATION EXAMPLES. Attached as Schedule E hereto are examples of the application of the formula provided for in Section 3.7(b) of the Partnership Agreement, as amended pursuant to Article 2.21 hereof, the first example showing the result of the contribution referred to in Subsection 3.5.2 hereof.

4.3 OWNERSHIP OF ORBCOMM USA. The Parties confirm that, as of the date hereof immediately before giving effect to the Merger, ORBCOMM's and OCC's respective Partnership Interests in ORBCOMM USA are as follows:

       ORBCOMM Participation Percentage:              98%
       OCC Participation Percentage:                  2%

4.4 OWNERSHIP OF ORBCOMM INTERNATIONAL. The Parties confirm that, as of the date hereof immediately before giving effect to the Merger, ORBCOMM's and Teleglobe Mobile's respective Partnership Interests in ORBCOMM International are as follows:

       ORBCOMM Participation Percentage:              98%
       Teleglobe Mobile Participation Percentage:     2%

                                    ARTICLE 5

                                 RIGHT TO MATCH

5.1 ORBITAL. In the event ORBCOMM shall request proposals for the construction, integration, test, launch and operation of satellites not currently covered or to be covered under the Procurement Agreements, then ORBCOMM will grant Orbital an opportunity to bid on all such requests. The requests for proposals will not contain any specifications written specifically and deliberately to exclude Orbital; provided, however, that specifications written to permit ORBCOMM to address what ORBCOMM, in good faith, believes are the technical, commercial and other requirements with respect to its business will not be deemed to have been written specifically and deliberately to exclude Orbital. Upon completion of the bidding process, if ORBCOMM determines in its reasonable discretion that the terms and conditions (technical, financial and otherwise, taken as a whole) of an offer other than the Orbital offer are better than those of the Orbital offer (the "BETTER OFFER"), then ORBCOMM will submit the terms and conditions of the Better Offer to Orbital and Orbital will have five
     (5) Business Days to match such Better Offer. If Orbital does not respond in writing stating that it matches all the terms and conditions of the Better Offer within such time constraint, it will have the same effect as Orbital refusing to match the Better Offer and ORBCOMM will be free to accept the Better Offer. If the Better Offer is matched by Orbital, ORBCOMM and Orbital will negotiate in good faith the terms and conditions of a procurement agreement to be executed within thirty (30) days. If ORBCOMM and Orbital cannot agree on the terms and conditions of the procurement agreement within such thirty (30) day-period acting reasonably, ORBCOMM will be free to negotiate and contract with any other party. This Article 5.1 shall no longer apply and be deemed deleted upon a Change of Control of Orbital. For the purposes of this
        Article 5.1, a "CHANGE OF CONTROL" shall mean:

       (i) the acquisition by any Person, or any Persons acting jointly or in concert, whether directly or indirectly, of voting securities of Orbital which, together with all other voting securities of Orbital held by such Persons, constitute, in the aggregate, either
              (a) fifty percent (50%) or more of all outstanding voting securities of Orbital, or (b) forty percent (40%) or more of all outstanding voting securities of Orbital and is followed within twenty-four (24) months of such acquisition by changes of the members of the Board of Directors of Orbital as a result of which the majority of the Board of Directors of Orbital consists of individuals other than Continuing Directors (as defined below);

       (ii) a merger, consolidation, reorganization or other form of business combination (collectively, a "BUSINESS COMBINATION") of Orbital with another entity which results in the holders of voting securities of that other entity holding, in the aggregate, either
              (a) fifty percent (50%) or more of all outstanding voting securities of the entity resulting from the Business Combination, or (b) forty percent (40%) or more of all outstanding voting securities of the entity resulting from the Business Combination and is followed within twenty-four (24) months of such Business Combination by changes of the members of the Board of Directors of Orbital as a result of which the majority of the Board of Directors of Orbital consists of individuals other than Continuing Directors;

       (iii) any event or series of events (which event or series of events may include, without limitation, a proxy fight or proxy solicitation with respect to the election of directors of Orbital made in opposition to the nominees recommended by the Continuing Directors during any period of twenty-four (24) consecutive months) as a result of which a majority of the members of the Board of Directors of Orbital consists of individuals other than Continuing Directors;

       (iv) the sale, lease or exchange of all or substantially all of the property of Orbital to another Person, other than to any of its subsidiaries in the ordinary course of business of Orbital, it being understood that the sale, lease or exchange of all or substantially all of the satellite manufacturing business conducted by Orbital shall be deemed to constitute a sale, lease or exchange of all or substantially all of the property of Orbital for purposes of this Subsection (iv); or

       (v) an assignment by Orbital for the benefit of its creditors, any proceedings under any bankruptcy or insolvency law involving Orbital, the decision by Orbital to avail itself of the benefit of any legislation for the benefit of debtors, or the taking of steps to wind up or terminate Orbital's existence.

       In addition, for purposes of this Article 5.1, "CONTINUING DIRECTORS" shall mean with respect to any period of twenty-four (24) consecutive months, (a) any members of the Board of Directors of Orbital on the first
       (1st) day of such period, (b) any members of the Board of Directors of Orbital elected after the first (1st) day of such period at any annual meeting of shareholders who were nominated by the Board of Directors of Orbital or a committee thereof, if a majority of the members of the Board of Directors of Orbital or such committee were Continuing Directors at the time of such nomination, and (c) any members of the Board of Directors of Orbital elected to succeed Continuing Directors by the Board of Directors of Orbital or a committee thereof, if a majority of the members of the Board of Directors of Orbital or such committee were Continuing Directors at the time of such election.

5.2 TELEGLOBE. From the date hereof, every time ORBCOMM wishes to purchase voice, data and Internet telecommunications services in an aggregate amount in excess of $100,000, it will grant Teleglobe (or any affiliate thereof) an opportunity to bid for all of its outsourced voice, data and Internet telecommunications needs. The request for proposals will be made upon customary terms for such types of services, without any out-of-commerce specifications other than those specifically required for purposes of the activities to be conducted by ORBCOMM. Teleglobe (or any affiliate thereof) will have the right to select which of the voice, data and Internet telecommunications needs it will bid upon. Upon completion of the bidding process, if ORBCOMM determines in its reasonable discretion that the terms and conditions (technical, financial and otherwise, taken as a whole) of an offer other than the Teleglobe offer are better than those of the Teleglobe offer (the "TELECOM BETTER OFFER"), then ORBCOMM will submit the terms and conditions of the Telecom Better Offer to Teleglobe and Teleglobe will have five (5) Business Days to match such Telecom Better Offer. If Teleglobe does not respond in writing stating that it matches all the terms and conditions of the Better Offer within such time constraint, it will have the same effect as Teleglobe refusing to match the Telecom Better Offer and ORBCOMM will be free to accept the Telecom Better Offer. If the Telecom Better Offer is matched by Teleglobe, the parties will proceed to the implementation of the services within thirty (30) days.


                                    ARTICLE 6

                                     GEMTRAK

6.1 PURCHASE AND SALE. Subject to the terms and conditions herein contained, Orbital and ORBCOMM or any affiliate thereof hereby agree to execute at Closing an asset purchase agreement pursuant to which Orbital will sell, transfer and assign to ORBCOMM or any affiliate thereof, and ORBCOMM or any affiliate thereof will purchase and accept from Orbital, the GEMtrak Business. The asset purchase agreement will be prepared in a form customary for similar transactions and will include, without limitation, customary representations and warranties as at March 31, 1999 and a list of purchased and excluded assets and assumed and non-assumed liabilities. The purchase and sale of the GEMtrak Business will be structured (i) so as to comply with the terms of the Indenture, and (ii) in the most efficient tax manner for, to the extent possible, all Parties involved, with Orbital's tax objectives prevailing.

6.2 PURCHASE PRICE. The price payable by ORBCOMM or any affiliate thereof to Orbital for the GEMtrak Business will be agreed upon in good faith between Orbital and Teleglobe, with the assistance of Booz Allen & Hamilton Inc. (the "GEMTRAK PURCHASE PRICE"). It is the current expectation of the Parties that the GEMtrak Purchase Price will be approximately equal to the ORBCOMM Canada Purchase Price. The Parties agree to provide Booz Allen & Hamilton Inc. with all required information in connection with the provision by it of such assistance. In the event Orbital and Teleglobe cannot agree on the GEMtrak Purchase Price by February 4, 2000, Orbital and Teleglobe will immediately mandate Bear Stearns & Co. to determine, at the latest by February 18, 2000, the fair value of the GEMtrak Business, in which case Orbital and Teleglobe agree that the GEMtrak Purchase Price will be the fair value of the GEMtrak Business as so determined by Bear Stearns & Co. The fees of Bear Stearns & Co. will be shared equally between Orbital and Teleglobe.

6.3 EFFECTIVE TIME OF SALE. The purchase and sale of the GEMtrak Business will occur and take effect as of the Closing Date.

6.4 PAYMENT. The GEMtrak Purchase Price will be payable in full on the Closing Date in a form to be agreed upon between the Parties.

6.5 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Orbital will, and will cause its representatives to, afford ORBCOMM, Teleglobe and their representatives full and free access to Orbital's (as it relates to GEMtrak) personnel, properties, contracts, books and records, and other documents and data as ORBCOMM or Teleglobe may reasonably request.

6.6 OPERATION OF GEMTRAK BUSINESS. Between the date of this Agreement and the Closing Date, Orbital will not act so as to modify the current business organization of the GEMtrak Business and the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the GEMtrak Business.

6.7 NON COMPETE. Orbital acknowledges that it has become familiar with the proprietary aspects of the GEMtrak Business including certain of the confidential information and trade secrets related to the GEMtrak Business and covenants and agrees that it shall not and shall cause its subsidiaries and affiliates not to, for a period of three (3) years from the date hereof, solely or jointly, on its own behalf or on behalf of any Person, directly or indirectly, in any capacity whatsoever including but not limited to, as a partner, shareholder, owner or otherwise:

       6.7.1 except in connection with the fulfillment of their respective obligations under any of the Definitive Agreements, carry on, engage, participate, invest or have an equity interest in, or have any financial interest in the developing, designing, manufacturing, and marketing and selling to commercial customers of automated tracking and cargo status data systems for unpowered mobile assets such as truck trailers, railcars and containers; or

       6.7.2 assist in or influence the engagement or hiring by any Person that competes with the GEMtrak Business of any salesman, distributor, or employee of the GEMtrak Business or otherwise cause any Person having a business relationship with the GEMtrak Business to sever such relationship with the GEMtrak Business.

       None of Orbital, its subsidiaries or its affiliates shall be in default under this Article 6.7 by virtue of holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, the securities of which are listed or quoted on a stock exchange or on an over-the-counter market within the United States or Canada.

                                    ARTICLE 7

                                 ORBCOMM CANADA

7.1 PURCHASE AND SALE. Subject to the terms and conditions herein contained, Teleglobe or any affiliate thereof and ORBCOMM or any affiliate thereof hereby agree to execute at Closing an agreement pursuant to which Teleglobe or any affiliate thereof will sell, transfer and assign to ORBCOMM or any affiliate thereof, and ORBCOMM or any affiliate thereof will purchase and accept from Teleglobe or any affiliate thereof, the business currently conducted by ORBCOMM Canada. The agreement will be either a share, subscription, merger or asset purchase agreement, will be prepared in a form customary for similar transactions and will include, without limitation, customary representations and warranties. The purchase and sale of the business of ORBCOMM Canada will be structured
       (i) so as to comply with the terms of the Indenture, and (ii) in the most efficient tax manner for, to the extent possible, all Parties involved with Teleglobe's tax objectives prevailing, including, without limitation, by crystallizing Teleglobe's participation in ORBCOMM Canada through the cancellation of outstanding common shares of ORBCOMM Canada, their replacement by preferred shares redeemable at the holder's option and the issuance of new common shares of ORBCOMM Canada to ORBCOMM or an affiliate thereof. Teleglobe will use its reasonable commercial efforts to sell 100% of the business of ORBCOMM

       Canada to ORBCOMM or any affiliate thereof, including the interest held by Meder Communications Inc.

7.2 PURCHASE PRICE. The price payable by ORBCOMM or any affiliate thereof to Teleglobe or any affiliate thereof for the business of ORBCOMM Canada will be agreed upon in good faith between Orbital and Teleglobe, with the assistance of Booz Allen & Hamilton Inc. (the "ORBCOMM CANADA PURCHASE PRICE"). It is the current expectation of the Parties that the ORBCOMM Canada Purchase Price will be approximately equal to the GEMtrak Purchase Price. The Parties agree to provide Booz Allen & Hamilton Inc. with all required information in connection with the provision by it of such assistance. In the event Orbital and Teleglobe cannot agree on the ORBCOMM Canada Purchase Price by February 4, 2000, Orbital and Teleglobe will immediately mandate Bear Stearns & Co. to determine, at the latest by February 18, 2000, the fair value of ORBCOMM Canada, in which case Orbital and Teleglobe agree that the ORBCOMM Canada Purchase Price will be the fair value of ORBCOMM Canada as so determined by Bear Stearns & Co. The fees of Bear Stearns & Co. will be shared equally between Orbital and Teleglobe.

7.3 EFFECTIVE TIME OF SALE. The purchase and sale of the business of ORBCOMM Canada will occur and take effect as of the Closing Date.

7.4 PAYMENT. The ORBCOMM Canada Purchase Price is payable in full on the Closing Date in a form to be agreed upon between the Parties.

7.5 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Teleglobe will, and will cause ORBCOMM Canada and its representatives to, afford ORBCOMM, Orbital and their representatives full and free access to ORBCOMM Canada's personnel, properties, contracts, books and records, and other documents and data as ORBCOMM or Orbital may reasonably request.

7.6 OPERATION OF THE BUSINESS OF ORBCOMM CANADA. Between the date of this Agreement and the Closing Date, Teleglobe will, and will cause ORBCOMM Canada to, conduct the business of ORBCOMM Canada only in the normal course, use their best efforts to preserve intact the current business organization of ORBCOMM Canada and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with ORBCOMM Canada, and confer with ORBCOMM concerning operational matters of a material nature. Teleglobe will cause all indebtedness owed to ORBCOMM Canada by either Teleglobe or any of its affiliates to be paid in full prior to Closing.

7.7 NON COMPETE. Teleglobe acknowledges that it has become familiar with the proprietary aspects of the business conducted by ORBCOMM Canada including certain of the confidential information and trade secrets related to the such business and covenants and agrees that it shall not and shall cause its subsidiaries and affiliates not to, for a period of three (3) years from the date hereof, solely or jointly, on its own behalf or on behalf of any

       Person, directly or indirectly, in any capacity whatsoever including but not limited to, as a partner, shareholder, owner or otherwise:

       7.7.1 except in connection with the fulfillment of their respective obligations under any of the Definitive Agreements, carry on, engage, participate, invest or have an equity interest in, or have any financial interest in the marketing or selling in Canada of commercial low-Earth orbit non-voice satellite communications services operating in the 137-150 MHz band or such other frequency allocated to "little LEO" mobile satellite services below 1 GHz; or

       7.7.2 assist in or influence the engagement or hiring by any Person that competes with the business conducted by ORBCOMM Canada of any salesman, distributor, or employee of ORBCOMM Canada or otherwise cause any Person having a business relationship with ORBCOMM Canada to sever such relationship with ORBCOMM Canada.

       None of Teleglobe, its subsidiaries or its affiliates shall be in default under this Article 7.7 by virtue of holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, the securities of which are listed or quoted on a stock exchange or on an over-the-counter market within the United States or Canada.

                                    ARTICLE 8

                                OTHER AGREEMENTS

8.1 PRESS RELEASE AND SEC FILINGS. Upon the execution of this Agreement, Teleglobe and Orbital will disseminate the press release attached hereto as Schedule F, and ORBCOMM will promptly file such press release with the United States Securities and Exchange Commission on Form 8-K or other appropriate form.

8.2 MERGER. Each of the Partners agrees to contribute their respective Partnership Interests in ORBCOMM USA and ORBCOMM International to ORBCOMM upon the execution of this Agreement (the "MERGER") and, to that effect, to take such actions and execute such documents, including, without limitation, the agreements in a form substantially similar to the agreements attached hereto as Schedule G, as ORBCOMM may reasonably request in order to effect the Merger. The System Charge Agreements will terminate upon the effective date of the Merger.

8.3 ADMINISTRATIVE SERVICES AGREEMENT. The Administrative Services Agreement will terminate upon the Closing Date and all relevant provisions will be included in the sublease to be executed pursuant to Article 8.6 hereof.

8.4    FCC LICENSES. Orbital and OCC agree to:

       8.4.1 within three (3) Business Days of the date by which an aggregate of seventy-five million dollars ($75,000,000) in capital contributions or similar equity interests will have been made to ORBCOMM by any Person from January 1, 2000 (excluding contributions referred to in Subsections 3.2.2 and 3.3.3 hereof but including the contribution referred to in Subsection 3.5.2 hereof), file an application with the FCC for the transfer of the FCC Licenses to ORBCOMM, in a form reasonably satisfactory to ORBCOMM; provided, however, that ORBCOMM shall have paid all amounts invoiced under the Procurement Agreements as permitted hereunder (other than with respect to amounts that ORBCOMM in good faith has given notice of dispute thereof);

       8.4.2 as may be requested by ORBCOMM, provide all necessary support for such transfer to occur at the earliest time possible following its filing;

       8.4.3 as may be requested by ORBCOMM, support all of ORBCOMM's future applications, petitions and communications with the FCC against payment of all reasonable out-of-pocket expenses incurred in doing so; and

       8.4.4 take such actions and execute such documents as ORBCOMM may reasonably request in order to effect such obligations.

       In the event the satisfactory filing referred to in Subsection 8.4.1 hereof does not occur on the date indicated, Orbital will no longer be entitled to invoice ORBCOMM for any amount, under the Procurement Agreements or otherwise, and the application of Article 5.1 will be suspended until such satisfactory filing occurs.

8.5 STEEPLECHASE LEASE. The Parties agree that Orbital shall sublease to ORBCOMM the building (not the land) to be developed on Lot 8A, The Corporate Center at Steeplechase, in compliance with the terms of the Lease Agreement executed between Boston Properties Limited Partnership and Orbital as of April 15, 1999 (the "STEEPLECHASE LEASE"). Such sublease agreement will have payment terms consistent with the terms of the Steeplechase Lease with respect to the square footage of such building (not the land) covered by such sublease agreement without any mark-up being charged or retained by Orbital. The sublease agreement shall be executed at Closing, shall be assignable with the prior written consent of Orbital which shall not be unreasonably withheld or delayed and will be effective as of the Lease Commencement Date as defined in the Steeplechase Lease. Orbital agrees that it will not have the right to terminate such sublease agreement otherwise than in accordance with the terms of the Steeplechase Lease. The sublease agreement will also provide that ORBCOMM's employees will have access to Orbital's employee cafeteria located nearest to the premises described above. In addition, at Closing, Teleglobe will indemnify Orbital with respect to amounts payable by ORBCOMM under such sublease agreement for a period of one year from the date of ORBCOMM's default under such sublease agreement, the whole upon terms and conditions to be negotiated in good faith between Orbital and Teleglobe, provided, however, that such indemnification shall not apply to accelerated monetary obligations.

8.6 NETWORK OPERATION CENTER LEASE. The Parties agree that Orbital and ORBCOMM will enter at Closing into a sub-lease agreement with respect to that portion of the premises where ORBCOMM's Network Operation Center and engineering and other services are located and where ORBCOMM employees will remain in the Orbital Dulles facilities located on Atlantic Boulevard. Such sublease agreement will consist of a flow-through of the lease amounts and operating expenses payable by Orbital with respect to the square footage covered by such sublease agreement without any mark-up being charged or retained by Orbital. Orbital agrees that it will not have the right to terminate such sublease agreement, otherwise than upon the expiration of the term of the main lease (if not renewed), without ORBCOMM's prior written consent, which can be withheld for any reason. In addition, if ORBCOMM so requests upon six-month prior written notice, Orbital will terminate such sublease agreement but will be entitled to the reimbursement of reasonable expenses incurred in order to comply with the terms of the main lease relating to the reinstatement of such premises to the physical state provided for in the main lease.

8.7 HORSE PEN ROAD LEASE. At Closing (i) Orbital will enter into a sublease agreement with ORBCOMM with respect to Orbital's subleasing of 25,000 square feet of the building located at 2455 Horse Pen Road, Herndon, Virginia, such sublease agreement to commence on the Lease Commencement Date under the Steeplechase Lease and to have payment terms consistent with the terms of the main lease with respect to the square footage covered by such sublease agreement without any mark-up being charged or retained by ORBCOMM, and (ii) Teleglobe will indemnify Orbital with respect to ORBCOMM's obligations (to the extent not assumed by Orbital) under the main lease for Horse Pen Road, upon terms and conditions to be negotiated in good faith between Orbital and Teleglobe.


                                    ARTICLE 9

                                     CLOSING

9.1 CLOSING OBLIGATIONS. The Parties acknowledge and agree that the following steps and actions will occur on the Closing Date:

       9.1.1 The Parties will complete or confirm in writing completion of the transactions referred to in Article 3.10 and Article 3.12 hereof;

       9.1.2 Orbital and ORBCOMM or an affiliate thereof will execute an asset purchase agreement to give effect to the provisions of Article 6 hereof;

       9.1.3 Teleglobe or an affiliate thereof and ORBCOMM or an affiliate thereof will execute a share purchase agreement, an asset purchase agreement or any other agreement to give effect to the provisions of Article 7 hereof; and

       9.1.4 Orbital and ORBCOMM will complete the transactions referred to in Articles 8.5, 8.6 and 8.7 hereof;

       9.1.5 Orbital and OCC will deliver a certificate executed by Orbital and OCC representing and warranting to Teleglobe, Teleglobe Mobile and ORBCOMM that each of Orbital's and OCC's representations and warranties in Article 10.1 and elsewhere in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that each of Orbital's and OCC's covenants and undertakings to be executed on or prior to the Closing Date under this Agreement have been executed; and

       9.1.6 Teleglobe and Teleglobe Mobile will deliver a certificate executed by Teleglobe and Teleglobe Mobile representing and warranting to Orbital, OCC and ORBCOMM that each of Teleglobe's and Teleglobe Mobile's representations and warranties in Article 10.2 and elsewhere in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that each of Teleglobe's and Teleglobe Mobile's covenants and undertakings to be executed on or prior to the Closing Date under this Agreement have been executed.


                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

10.1 REPRESENTATIONS AND WARRANTIES OF ORBITAL AND OCC. Each of Orbital and OCC hereby represents and warrants to each of ORBCOMM, Teleglobe and Teleglobe Mobile that:

       10.1.1 DUE INCORPORATION AND CAPACITY OF ORBITAL AND OCC. Each of Orbital and OCC is a corporation duly incorporated and organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to conduct its business as it is now conducted and to own or use the properties and assets that it purports to own or use. Each of Orbital and OCC has all the necessary rights, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The entry into, execution and delivery of this Agreement and the performance by each of Orbital and OCC of its obligations hereunder have been duly authorized and approved by all necessary corporate action of their respective Board of Directors.

       10.1.2 BINDING NATURE. This Agreement constitutes a legal, valid and binding obligation of Orbital and OCC enforceable against them in accordance with its terms.

       10.1.3 CONSENTS. Except for the consent of Orbital's lenders in connection with the conversion referred to in Subsection 3.3.3 hereof, no material licenses, consents, approvals or authorizations of, or declaration or filing with, any governmental authority need to be obtained or made by Orbital or OCC as a condition to or in connection with the execution, delivery and performance by each of Orbital and OCC of this Agreement.

       10.1.4 NO VIOLATION. The execution, delivery and performance by each of Orbital and OCC of this Agreement do not and will not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination or constitute a default under, or result in any violation of, (i) any law, rule or regulation to which Orbital or OCC or any of their respective property and assets are subject, (ii) the constating documents or by-laws of Orbital and OCC, (iii) any resolutions of the directors or shareholders of Orbital or OCC, (iv) except for the consent of lenders in connection with the conversion referred to in Subsection 3.3.3 hereof, any mortgage, credit agreement or other material agreement or instrument to which Orbital or OCC is a party, (v) any order, judgement or decree binding on Orbital or OCC or any of their property, or (vi) any material license, waiver or permit currently held by Orbital or OCC. The execution, delivery and performance by each of Orbital and OCC of, and any compliance with, this Agreement will not result in the creation of any lien upon any of the property and assets of Orbital, OCC or ORBCOMM.

       10.1.5 ACTIONS PENDING. There is no action, suit or proceeding pending, or to the knowledge of Orbital or OCC, threatened against Orbital or OCC before any court, arbitrator or governmental body, agency or official, which (i) questions the validity of any of the transactions contemplated by this Agreement or (ii) would, if adversely determined, have a material adverse effect on the business, financial position or results of operations of Orbital, OCC or the GEMtrak Business.

       10.1.6 FCC LICENSES. OCC is the sole, true and absolute registered holder of the FCC Licenses and the FCC Licenses are sufficient authorization from the FCC for ORBCOMM to operate the ORBCOMM system in the United States as presently operated. Except as disclosed in Schedule H hereof, there is no outstanding or unresolved application by OCC for any FCC authorization (including any renewal of any FCC License). The FCC Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by Orbital or OCC which is reasonably likely to have a material adverse effect on ORBCOMM. Except as disclosed in Schedule H hereof, there are no modifications, amendments, applications, revocations or other proceedings pending or, to the knowledge of Orbital or OCC, threatened, with respect to the FCC Licenses (other than proceedings that apply to the telecommunications industry generally), and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation of the FCC Licenses. Except where a lack of compliance is not reasonably likely to have a material adverse effect, since January 1, 1999 all reports required by the Communications Act or required to be filed with the FCC by Orbital or OCC have been filed and are accurate and complete in all material respects. Except where a lack of compliance is not reasonably likely to have a material adverse effect, Orbital and OCC have operated their business in compliance with the Communications Act and the rules, regulations, policies and orders thereunder. Orbital and OCC have not received any notice (or otherwise been advised) to the effect that they are in violation of any of such statutes, rules, regulations, policies or orders.

       10.1.7 OWNERSHIP OF ORBCOMM AND ORBCOMM USA PARTNERSHIP INTERESTS. OCC is the sole, true and absolute owner and registered holder of the ORBCOMM and ORBCOMM USA Partnership Interests described in Article
              4.1 and Article 4.3 with good and marketable title thereto, free and clear of any mortgage, hypothec, pledge, security interest, lien, charge or encumbrance or option or other rights of others whatsoever.

       10.1.8 GEMTRAK FINANCIAL STATEMENTS. Orbital has delivered to Teleglobe and ORBCOMM the unaudited balance sheet of the GEMtrak Business as at March 31, 1999 (the "GEMTRAK FINANCIAL STATEMENT"). The GEMtrak Financial Statement fairly presents the financial condition of the GEMtrak Business as at March 31, 1999, in accordance with United States generally accepted accounting principles. Except as disclosed in the GEMtrak Financial Statement, the GEMtrak Business has no undisclosed liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the ordinary course of business since the date thereof.

10.2 REPRESENTATIONS AND WARRANTIES OF TELEGLOBE AND TELEGLOBE MOBILE. Each of Teleglobe and Teleglobe Mobile hereby represents and warrants to each of ORBCOMM, Orbital and OCC that:

       10.2.1 DUE INCORPORATION OR FORMATION AND CAPACITY OF TELEGLOBE, TELEGLOBE MOBILE AND ORBCOMM CANADA. Teleglobe is a corporation duly incorporated and organized, validly existing and in good standing under the Canada Business Corporations Act. Teleglobe Mobile is a general partnership duly formed under the laws of Delaware. Each of Teleglobe and Teleglobe Mobile has all the necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The entry into, execution and delivery of this Agreement and the performance by each of Teleglobe and Teleglobe Mobile of its obligations hereunder have been duly authorized and approved by all necessary corporate action of the Board of Directors of, respectively, Teleglobe and Teleglobe Mobile Investment Inc., Teleglobe Mobile's general partner.

       10.2.2 BINDING NATURE. This Agreement constitutes a legal, valid and binding obligation of Teleglobe and Teleglobe Mobile enforceable against them in accordance with its terms.

       10.2.3 CONSENTS. No material licenses, consents, approvals or authorizations of, or declaration or filing with, any governmental authority need to be obtained or made by Teleglobe or Teleglobe Mobile as a condition to or in connection with the execution, delivery and performance by each of Teleglobe and Teleglobe Mobile of this Agreement.

       10.2.4 NO VIOLATION. The execution, delivery and performance by each of Teleglobe and Teleglobe Mobile of this Agreement do not and will not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination or constitute a default under, or result in any violation of, (i) any law, rule or regulation to which Teleglobe or Teleglobe Mobile or any of their respective property and assets are subject, (ii) the constating documents or by-laws, as applicable, of Teleglobe and Teleglobe Mobile, (iii) any resolutions of the directors, shareholders or partners, as applicable, of Teleglobe or Teleglobe Mobile, (iv) any mortgage, credit agreement or other material agreement or instrument to which Teleglobe or Teleglobe Mobile is a party, (v) any order, judgement or decree binding on Teleglobe or Teleglobe Mobile or any of their property, or (vi) any material license, waiver or permit currently held by Teleglobe or Teleglobe Mobile. The execution, delivery and performance by each of Teleglobe and Teleglobe Mobile of, and any compliance with, this Agreement will not result in the creation of any lien upon any of the property and assets of Teleglobe, Teleglobe Mobile and ORBCOMM.

       10.2.5 ACTIONS PENDING. There is no action, suit or proceeding pending, or to the knowledge of Teleglobe or Teleglobe Mobile, threatened against Teleglobe or Teleglobe Mobile before any court, arbitrator or governmental body, agency or official, which (i) questions the validity of any of the transactions contemplated by this Agreement or (ii) would, if adversely determined, have a material adverse effect on the business, financial position or results of operations of Teleglobe or Teleglobe Mobile.

       10.2.6 ORBCOMM AND ORBCOMM INTERNATIONAL PARTNERSHIP INTERESTS. Teleglobe Mobile is the sole, true and absolute owner and registered holder of the ORBCOMM and ORBCOMM International Partnership Interests described in Article 4.1 and Article 4.4 with good and marketable title thereto, free and clear of any mortgage, hypothec, pledge, security interest, lien, charge or encumbrance or option or other rights of others whatsoever.

       10.2.7 ORBCOMM CANADA FINANCIAL STATEMENTS. Teleglobe has delivered to Orbital and ORBCOMM the unaudited balance sheet of ORBCOMM Canada as at December 31 in each of the years 1996 through 1998, and the related unaudited statement of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended (the "ORBCOMM CANADA FINANCIAL STATEMENTS"). The ORBCOMM Canada Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of ORBCOMM Canada as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Canadian generally accepted accounting principles, and the ORBCOMM Canada Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. Except as disclosed in the ORBCOMM Canada Financial Statements, ORBCOMM Canada has no undisclosed liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for current liabilities incurred in the ordinary course of business since the respective dates thereof.


                                   ARTICLE 11

                                 INDEMNIFICATION

11.1 For the purposes of any claim alleging that one of the representations or warranties contained herein is false or incorrect on the date hereof or on the Closing Date, the rights ensuing from these representations and warranties shall continue to have effect for a period of two years after the date hereof notwithstanding any inspection, inquiry and verification made by any Party or on its behalf.

11.2 If a representation or warranty of any Party is false or incorrect, such Party and any Indemnifying Party (as defined below), on prior written notice from any other Party, agrees to undertake the requisite measures within 30 days from receipt of such notice to remedy the default. For the purpose of Article 11, the Party whose representation or warranty is false or incorrect is referred to as the "INDEMNIFYING PARTY" and the other Parties are referred to as the "INDEMNIFIED PARTIES".

11.3 The Indemnifying Party undertakes to indemnify the Indemnified Parties, jointly and severally with any other Indemnifying Party, for the amount of the damages (which shall include all losses, damages, liabilities, reasonable costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement)) sustained by the Indemnified Parties as a result of or arising directly out of or in connection with any breach or inaccuracy of any representation or warranty of an Indemnifying Party contained in this Agreement, provided that:

       11.3.1 an Indemnifying Party shall not be required to indemnify or save harmless the Indemnified Parties in respect of any breach or inaccuracy of a representation or warranty unless (i) one of the Indemnified Parties shall have provided notice to the Indemnifying Party of such breach or inaccuracy, and (ii) such breach or inaccuracy shall not have been remedied by an Indemnifying Party in accordance with Section 11.2 to the satisfaction of the Indemnified Parties acting reasonably, provided, however, that all damages sustained by the Indemnified Parties as a result of or arising directly out of or in connection with any breach or inaccuracy of any representation or warranty of an Indemnifying Party contained in this Agreement during the period prior to such remedy shall be subject to the indemnification provisions of
              Section 11.3;

       11.3.2 if a third party files a claim against an Indemnified Party and this claim is likely to entail falsity or inaccuracy in one or another of the representations and warranties given by an Indemnifying Party, the latter shall have the right, at its expense, to participate in or assume control of the negotiations, settlement or contestation of the third-party claim. In such case, the Indemnifying Party shall reimburse the Indemnified Parties for all reasonable costs and expenses the latter shall incur because of such contestation. If the Indemnifying Party opts to assume control of the matter, the Indemnified Parties must co-operate with it, may participate in the negotiation, settlement or contestation of the third-party claims and shall have the right to choose together with the Indemnifying Party the attorney responsible for contesting this claim.

11.4 The amount of the indemnification for any damages which the Indemnified Parties shall be entitled to receive pursuant to this Agreement shall be payable within 30 days following the 30-day period contemplated in
       Section 11.2 and shall be determined after giving effect to (i) the provisions of Section 11.3, (ii) tax savings and (iii) recoveries from third parties.


                                   ARTICLE 12

                                  MISCELLANEOUS

12.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights and obligations set forth herein shall not be assignable by the Parties. The provisions of this Agreement shall, except as otherwise provided herein, enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators and successors and each and every Person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

12.2 EXPENSES. Except as otherwise specifically provided herein, each Party shall bear and be responsible for all of its costs and expenses, including financial advisory and legal fees and disbursements, incurred in connection with this Agreement and the transactions hereby contemplated.

12.3 PUBLIC ANNOUNCEMENT. Except as provided herein or as required by law, no press release related to this Agreement or the transactions contemplated herein shall be issued without the joint approval of Teleglobe and Orbital.

12.4 ENTIRE AGREEMENT. Except for the other Definitive Agreements, as amended pursuant to the terms hereof, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and the transactions herein contemplated and replaces all previous agreements and understandings, if any, between the Parties with respect to the subject matter hereof and the transactions contemplated herein.

12.5 RESOLUTION OF DISPUTES. Any controversy or claim that may arise under, out of or in connection with or relating to this Agreement or any breach hereof shall be settled in accordance with the terms of Article 13.4 of the Master Agreement.

12.6 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt),
       (ii) sent by telecopier (with written confirmation of receipt), or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below:

       If to Orbital or OCC:

       Orbital Sciences Corporation
       21700 Atlantic Boulevard
       Dulles, Virginia
       20166-6801
       Fax: 703.406.3502

       Attention: Executive Vice President and Chief Financial Officer

       If to Teleglobe or Teleglobe Mobile:

       Teleglobe Inc.
       1000 de La Gauchetiere Street West
       Montreal, Quebec
       H3B 4X5
       Fax: 514.868.7438

       Attention:  Vice President, Chief Legal Officer and Corporate Secretary

       If to ORBCOMM:

       ORBCOMM Global, L.P.
       2455 Horse Pen Road
       Herndon, Virginia
       20171-3426
       Fax: 703.406.5933

       Attention: Senior Vice President and General Counsel

       Notice of change of address may be given by any Party in the same manner.

12.7 FURTHER ASSURANCES. Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done or executed, in order to give full effect to the provisions of this Agreement.

12.8 INDENTURE. Should the consummation or implementation of any of the agreements provided herein result in a breach of the terms of the Indenture, the Parties agree to negotiate in good faith a modification to any such agreement so that the intended result of such agreement will be attained without breaching the terms of the Indenture.

12.9   TIME OF ESSENCE. Time shall be of the essence of this Agreement.

12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

    [remainder of page intentionally left blank -- signature page to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set out above.


                                       ORBITAL SCIENCES CORPORATION

                                       Per:
                                           ---------------------------------


                                       ORBITAL COMMUNICATIONS CORPORATION

                                       Per:
                                           ---------------------------------


                                       TELEGLOBE INC.

                                       Per:
                                           ---------------------------------
                                           Andre Bourbonnais
                                           Vice President, Chief Legal Officer
                                           and Corporate Secretary

                                       TELEGLOBE MOBILE PARTNERS
                                       by its General Partner
                                       TELEGLOBE MOBILE INVESTMENT INC.

                                       Per:
                                           ---------------------------------
                                           Andre Bourbonnais
                                           President

                                       ORBCOMM GLOBAL, L.P.

                                       Per:
                                           ---------------------------------
                                           Scott Webster
                                           President and Chief Executive Officer